Exhibit 99

For Immediate Release	For Investor Inquires, contact:
July 28, 2004	Thomas K. Peck
2004-09	317/808-6168

For Media Inquires, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces Second Quarter Earnings

Common Stock Dividend Increase Announced

Dr. Martin Jischke Becomes Advisory Board Member

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the second quarter of 2004 was $34.7 million on revenues of $202.5 million, compared to $34.5 million on revenues of $186.9 million for the second quarter last year.  On a per share basis, second quarter net income available for common shareholders was $0.24 per share compared with $0.25 per share for the second quarter of 2003.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations (“FFO”) were $95.3 million for the second quarter of 2004 versus $91.5 million for the same period in 2003.  On a per share basis, second quarter FFO grew 3.4 percent to $0.61 compared to $0.59 for the second quarter of 2003.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.465 per share, payable on August 31, 2004, to shareholders of record on August 13, 2004.  The

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new dividend is a 1.1 percent increase over the previous amount and equals $1.86 per share on an annualized basis.  Including increases in each of the past eleven years, Duke has increased its common stock dividend approximately 107 percent since its October 1993 public offering.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	September 16, 2004	September 30, 2004
Series I	DREPRI	$.52813	September 16, 2004	September 30, 2004
Series J	DREPRJ	$.41406	August 17, 2004	August 31, 2004
Series K	DREPRK	$.40625	August 17, 2004	August 31, 2004

Duke also announced today that Dr. Martin C. Jischke, President of Purdue University, was appointed as an advisory member of the Company’s Board of Directors.  Dr. Jischke graduated with honors from the Illinois Institute of Technology and received his doctoral degree in aeronautics and astronautics from the Massachusetts Institute of Technology.  Prior to becoming President of Purdue University in 2000, Dr. Jischke was President of Iowa State University and Chancellor of the University of Missouri-Rolla.  He has also served as a White House fellow and special assistant to the U.S. Secretary of Transportation.   Currently, Dr. Jischke is on the boards of directors of Kerr-McGee Corporation, Wabash National Corporation, the American Association of Universities and the American Council on Competitiveness, and has actively supported numerous other civic, corporate, government and academic organizations throughout his distinguished career. As an advisory member of the Company’s Board of Directors, Dr. Jischke will participate in Board activities in a non-voting capacity, and will provide counsel to the Board and Company management. It is anticipated that Dr. Jischke will be nominated for election to the Board when a vacancy arises.

Commenting on Duke’s second quarter performance, Denny Oklak, President and Chief Executive Officer, stated,

“Business fundamentals moderately improved again in the second quarter with occupancy increasing in both our industrial and office portfolios.  This is the fourth consecutive quarter of increased occupancy for our stabilized portfolio and the first time in seven quarters that we ended the period above 90 percent.  As a result, our second quarter FFO was at the high end of our previous guidance range of $0.59 to $0.61 per share.  We are pleased that our Board of Directors has increased our common stock dividend for the eleventh consecutive year.  Looking forward, we remain comfortable with our previously established FFO guidance range of $2.42 to $2.57 per share for 2004, and have expectations of $0.61 to $0.63 per share for the third quarter.  We are also pleased that Dr. Martin Jischke has agreed to associate with Duke Realty.  Dr. Jischke has done a great job in his tenure as President of Purdue and is a true leader in the State of Indiana.”

Property information at June 30, 2004 was as follows:

•                  The Company’s 883 stabilized in-service properties totaling 106.5 million square feet were 90.3 percent leased compared to 89.8 percent and 87.8 percent occupied at March 31, 2004 and June 30, 2003, respectively.

•                  The Company’s value creation pipeline increased to $345 million at June 30.  The pipeline includes $89 million of developments with an expected stabilized return of 10.0 percent that Duke plans to own indefinitely after completion; $85 million of developments with an expected stabilized return of 9.2 percent that the Company intends to sell within approximately one year of completion; and a $171 million backlog of third-party construction volume with an overall pre-tax profit margin of 8.0 percent.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the second quarter consisted of 112.5 million square feet that were 88.7 percent leased.

The Company also disclosed the following information for the second quarter of 2004:

•                  Duke renewed 72 percent of leases up for renewal, totaling 2.1 million square feet, on which net effective rents decreased by an average of 2.4 percent.

•                  Same property net operating income increased 0.8 percent and 0.3 percent for the three months and six months ended June 30, 2004, respectively.

•                  The Company’s interest and fixed-charge coverage ratios in the second quarter were 4.1 and 3.1, respectively, and its debt-to-total market capitalization ratio was 31.9 percent at June 30, 2004.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements, including estimates of our future operating performance, are subject to certain risks and uncertainties identified in our reports filed with the SEC that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are also advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning risks about investing in our securities.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from approximately 4,200 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt.  Duke owns interests in more than 112 million square feet of properties, has over 1,000 employees and owns or controls approximately 3,700 acres of undeveloped land that can support approximately 57 million square feet of future development.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s June 30, 2004 supplemental information fact book will be available after 7:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. Eastern Daylight Time (New York time) to discuss its second quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
Operating Results	2004	2003	2004	2003

Revenues from continuing operations	$202,471	$186,881	$401,723	$373,430
Earnings from rental operations	45,569	44,624	88,919	86,479
Earnings from service operations	4,723	4,883	6,765	6,936
Net income for common shareholders - Basic	34,716	34,538	67,602	72,015
Net income for common shareholders - Diluted	38,203	38,298	74,425	79,900
Funds from operations - Basic	86,724	80,332	167,705	157,522
Funds from operations - Diluted	95,318	91,548	184,556	179,676

Per Share:
Net income - common shareholders - Basic	$0.24	$0.26	$0.48	$0.53
Net income - common shareholders - Diluted	$0.24	$0.25	$0.47	$0.53
Funds from operations - Basic	$0.61	$0.59	$1.20	$1.16
Funds from operations - Diluted	$0.61	$0.59	$1.18	$1.15
Dividend payout ratio of funds from operations	76.2%	78.0%	78.4%	79.6%
Weighted average shares outstanding
Basic - Net income and Funds from operations	142,104	135,386	140,251	135,279
Diluted - Net income	156,828	151,019	156,871	150,823
Diluted - Funds from operations	156,828	156,025	156,912	155,830

Balance Sheet Data			June 30 2004	December 31 2003

Net real estate investments			$4,928,767	$4,851,248
Total assets			5,735,114	5,561,249
Total debt			2,529,674	2,335,536
Shareholders’ equity			2,663,891	2,666,749
Common shares outstanding at end of period			142,179	136,594

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended June 30
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$34,716	142,104	$0.24	$34,538	135,386	$0.26
Add back:
Minority interest in earnings of unitholders	3,487	13,941		3,760	14,755
Other common stock equivalents		783			878
Fully Diluted Net Income	38,203	156,828	$0.24	38,298	151,019	$0.25
Adjustments:
Depreciation and Amortization	53,251			46,617
Company Share of Joint Venture Depreciation and amortization	4,609			4,774
(Earnings) loss from depreciable property sales	(745)			(605)
Dilutive effect of Convertible Preferred D Shares	0			2,464	5,006
Fully Diluted Funds From Operations	$95,318	156,828	$0.61	$91,548	156,025	$0.59

	Six Months Ended June 30
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$67,602	140,251	$0.48	$72,015	135,279	$0.53
Add back:
Minority interest in earnings of unitholders	6,823	13,993		7,885	14,778
Dilutive effect of Convertible Preferred D Shares		1,755
Other common stock equivalents		872			766
Fully Diluted Net Income	74,425	156,871	$0.47	79,900	150,823	$0.53
Adjustments:
Depreciation and Amortization	105,648			94,289
Company Share of Joint Venture Depreciation and amortization	9,197			9,777
(Earnings) loss from depreciable property sales	(4,754)			(9,218)
Dilutive effect of Convertible Preferred D Shares	40	41		4,928	5,007
Fully Diluted Funds From Operations	$184,556	156,912	$1.18	$179,676	155,830	$1.15

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